EXHIBIT 99.1
Press release dated September 10, 2010

GEOGLOBAL ANNOUNCES TWO UPCOMING LIVE WEBCASTS

Calgary, Alberta, Canada, September 10, 2010 - GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/Amex: GGR) announces that Mr. Paul B. Miller, the Company’s President and CEO is scheduled to present at the Rodman & Renshaw Annual Global Investment Conference on Tuesday, September 14, 2010.  The time of our presentation is 11:15am Eastern Time (EDT) and is being held in the Holmes I Salon of the New York Palace Hotel in New York City, New York.  The presentation will be webcast live via a link posted on the Company’s website at www.geoglobal.com or alternatively, Rodman & Renshaw are using Wall Street Webcasting to provide the webcast.  Go directly to the GeoGlobal link on the Wall Street Webcasting website at http://www.wsw.com/webcast/rrshq18/ggr .

Also, the Annual Meeting of stockholders of GeoGlobal which is being held on Wednesday, September 15, 2010 in the Howland Room of the National Club, 303 Bay Street, Toronto, Ontario is being webcast.  The meeting commences at 3:30pm EDT.  To listen and view the live webcast, you can go to our website at www.geoglobal.com and click on "Annual Meeting Webcast".  You may also listen and view the webcast at the website of Canada News Wire Group at: http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=3151940.  All parties are invited to attend the webcast.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development in India and Israel. The Company has been focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas in India.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.  The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

For further information contact:
GeoGlobal Resources Inc. Website: www.geoglobal.com	The Equicom Group
Paul Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Dave Feick, Managing Director, Western Canada
Phone: +1 403 777-9250 Fax: +1 403 777-9199 E-mail: info@geoglobal.com	Phone: +1 403 218-2839 Fax: +1 403 218-2830 Email: dfeick@equicomgroup.com